ASSET PURCHASE AGREEMENT


         THIS IS AN AGREEMENT made on the 12th day of February, 1998, by and among U.S. PHYSICIANS, Inc., a Pennsylvania corporation ("USP"), the corporations which are signatories hereto (other than USP) ("Selling P.C." or "Selling P.C.s") and Alan E. Ottenstein, M.D. (hereinafter referred to as "Physician" or "Physicians"):

                                   BACKGROUND

                  A. Each Selling P.C. provides the care and related medical services set forth opposite its name on Schedule "A" to the Selling P.C.s' Disclosure Schedule which has been delivered to USP prior to the execution of this Agreement (Schedule "A" and other Schedules referred to in this Agreement are part of the Selling P.C.s' Disclosure Schedule) to the general public from its offices set forth on Schedule "A."

                  B. Physician is the sole shareholder of each Selling P.C. and provides neurology, magnetic resonance imaging and pain management care as a sole proprietor from his offices at 2997 Princeton Pike, Lawrenceville, New Jersey (together with the practices described in Paragraph A (the "Practices")).

                  C. Physician owns all of the issued and outstanding shares of capital stock of each Selling P.C., the number of such shares owned by Physician being set forth opposite his name on Schedule "B."

                  D. Attached hereto is a seventeen (17) page Rider to Asset Purchase Agreement (the "Rider") which forms a part of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth, the parties, intending to be legally bound, agree as follows:

                  1. Sale and Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, Physician and each Selling P.C. agrees to sell, convey, transfer, assign and deliver to USP and USP agrees to purchase from Physician and each Selling P.C. on the Closing Date (as defined in the Rider), all of the assets, rights, properties and business of Physician relating to the Practices and each Selling P.C., except for the Excluded Assets (as defined in the Rider), all free and clear of any and all liens, claims, liabilities, obligations, pledges, encumbrances, charges and restrictions of every kind, nature and description, except to the extent of any claims, liabilities and obligations expressly assumed by USP (collectively, the "Assets").

                  2. Payment of Purchase Price. The Purchase Price payable by USP shall consist of and be paid as follows:

                     (a) on April 30, 1998, if Closing has not occurred on or prior to such date, USP shall pay Physician and each Selling P.C. an aggregate of Fifty Thousand Dollars ($50,000), with the amount payable to Physician and each Selling P.C. being as set forth in Schedule 3 by check;

                     (b) on June 30, 1998, if Closing has not occurred on or prior to such date, USP shall pay Physician and each Selling P.C. an aggregate of Fifty Thousand Dollars ($50,000), with the amount payable to Physician and each Selling P.C. being as set forth in Schedule 3, by check;

                     (c) at Closing (as defined in the Rider), USP shall deliver to Physician and each Selling P.C. an aggregate of Six Million Nine Hundred Thousand Dollars ($6,900,000) less the amounts, if any, paid to Physician and the Selling P.C.'s pursuant to subparagraphs 2(a) and (b) (less the amount referred to in subparagraph 3(c) of the Rider), with the amount payable to Physician and each Selling P.C. being as set forth in Schedule 3 by wire transfer in accordance with instructions delivered by Physician to USP or by bank cashier's check, at the discretion of USP;

                     (d) at Closing, USP shall deliver to Physician and each Selling P.C. promissory notes in the aggregate principal amount of Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) with the amount payable to Physician and each Selling P.C. being as set forth in Schedule 3 in the form of Exhibit "A" (together with the note referred to in subparagraph 2(d), the "Note" or "Notes");

                     (e) at Closing, USP shall deliver to Physician and each Selling P.C. one or more stock certificates issued to Physician and Selling P.C. (the "Stock Certificate") representing in the aggregate such number of shares of its common stock as is obtained by dividing $3,450,000 by the price per share to the public in USP's initial public offering (the "Shares") with the amount issued to Physician and each Selling P.C. being as set forth in Schedule 3. The Stock Certificate shall be subject to the terms of, and shall bear the legends set forth in, Paragraph 17 of the Rider;

                     (f) at Closing, USP shall deliver to Physician a promissory note in the aggregate principal amount of Four Hundred Forty-One Thousand Six Hundred Five Dollars ($441,605) payable to Physician in the form of Exhibit "E;"

                     (g) at Closing, USP shall deliver to Physician options to purchase 50,000 shares of common stock of USP, which options shall be subject to USP's standard grant letter, shall have an exercise price per share equal to the price per share to the public in USP's initial public offering and shall first become exercisable in three equal annual installments with the first installment becoming exercisable on the first anniversary hereof; and

                     (h) with respect to each year during the ten year period (the "Earnout Period") commencing with the Closing Date if the first of the month, or the first day of the month immediately succeeding the Closing Date if the Closing Date is not the first day of the month, USP shall pay Physician 40% of the Profits Before Taxes of MRI Services, as hereinafter defined, rendered at 1245 Whitehorse-Mercerville Road, Suites 403 and 404, Hamilton, New Jersey (the "MRI Locations") as provided in this subparagraph. Profit Before Taxes of MRI Services means cash receipts received by the affiliate of USP which employs Physician resulting from payments for MRIs administered after the Closing Date from the MRI Locations ("Cash Receipts"), minus (A) occupancy expenses (including, but not limited to, amounts for utilities, facility rent, common area maintenance charges, property tax and insurance), (B) staff expenses (including, but not limited to, salary, bonus, payroll taxes, perquisites and professional liability insurance premiums relating to physicians and all other staff), (C) supplies, (D) advertising and promotional expenses,
(E) equipment expenses (including, but not limited to, lease costs, repairs, maintenance and interest but not including lease costs, principal and interest included in the Debt), (F) other direct expenses and (G) allocated overhead expenses (including, but not limited to, billing and collection, human resources and accounting) equal to 8% of the Cash Receipts. Within forty-five
(45) days after the end of each of the first three three month periods of each year during the Earnout Period, USP shall estimate the amount that would be due to Physician pursuant to this subparagraph based on the portion of the year then ended and shall pay Physician an amount equal to 85% of the amount which would be due to him pursuant to this subparagraph less amounts previously paid to Physician pursuant to this sentence with respect to such year. Within ninety
(90) days after the end of each year during the Earnout Period, USP shall determine the actual amount due Physician for the year then ended and either (I) USP shall pay Physician the amount, if any, by which 40% of the Profits Before Taxes of MRI Services for such year exceeds the amount previously paid to Physician pursuant to this subparagraph with respect to such year, or (II) Physician shall pay USP the amount, if any, by which the amounts previously paid to Physician by USP pursuant to this subparagraph exceeds 40% of the Profits Before Taxes of MRI Services for such year.

                  3. Intentionally Omitted.

                  4. Financial Statements. The financial statements included as Schedule "6(b)" are the Balance Sheets of Physician and each Selling P.C. as at September 30, 1997 (and, for purposes of Closing, the Balance Sheet of Physician and each Selling P.C. as at December 31, 1997) and the tax returns for Physician and each Selling P.C. for the years ended December 31, 1995 and December 31, 1996 (the Balance Sheets as of September 30, 1997 are referred to as the "Warranted Balance Sheet" and September 30, 1997 is referred to as the "Balance Sheet Date") and the related Statements of Income (Loss) and the Sources and Application of Funds for the period ended as of the Balance Sheet Date and all related Schedules and Notes to the foregoing. The financial statements were compiled by William J. Keephart, CPA, P.A. and the tax returns were prepared by William J. Keephart, CPA, P.A. Each Selling P.C. and Physician shall cooperate fully with USP and its representatives in connection with any required audit of the Practices in anticipation of an initial public offering of the common stock of USP.

                  5. Accounts Receivable. At least $6,500,000 of the accounts receivable on the books of Physician and the Selling P.C.s as of the Closing Date will be collected on or before the second anniversary of the Closing Date. The accounts receivable on the books of Physician and Selling P.C.s as of the Closing Date are referred to in this paragraph as "Accounts Receivable." Within forty-five days after the second anniversary of the Closing Date, Selling P.C.s and Physician shall pay USP the amount by which the Accounts Receivable collected on or before the second anniversary of Closing was less than $6,500,000. On a quarterly basis after USP has received $6,500,000 of Accounts Receivable (the "Initial Amount") USP shall pay Selling P.C.s an amount equal to 90% of Accounts Receivable collected in such quarter after the Initial Amount. Any amounts collected from patients or third party payors which have been billed by both Selling P.C.s and an affiliate of USP shall be credited as identified by such payor, but in the absence of any identification or notice of dispute, during the first two years after the Closing Date shall be credited to the oldest invoice addressed to such payor with respect to such patient and thereafter to the newest invoice.

                  6. Other Matters. USP agrees that during the Earnout Period, it will involve Physician in the budget process with respect to MRI Services at the MRI Locations and Pain Management Centers and will review the results of operations of the MRI Services at the MRI Locations and Pain Management Centers with Physician on a quarterly basis.

                  7. Incorporation of Rider. The Rider is incorporated by reference into and made a part of this Agreement.

                  8. Address for Notices. Notices shall be addressed to Selling P.C.s and Physician at 2997 Princeton Pike, Lawrenceville, New Jersey, 08648, with a copy to Martin L. Monaco, Jr., Esquire, Fox, Rothschild, O'Brien & Frankel, 997 Lennox Drive, Building 3, Lawrenceville, New Jersey, 08648-3261;

provided, however, that notices to Physician after Closing shall be sent to the last address for Physician in the records of P.C.

                  9. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected as the signatories.

                  10. Entire Agreement. This Agreement, including the Rider, Schedules and Exhibits (which are incorporated in this Agreement by reference) contains the entire understanding among the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by all signatories hereto.

                           IN WITNESS WHEREOF, the parties hereto have executed
this Agreement as of the date first above written.

                                               U.S. PHYSICIANS, INC.



                                               By:     Thomas J. Keane
                                                 ----------------------------
                                                          President


                                                        Alan E. Ottenstein
                                                -----------------------------
                                                        Alan E. Ottenstein

LAWRENCEVILLE NEUROLOGY                           CHERRY HILL DIAGNOSTIC
ASSOCIATES, P.A.                                  ASSOCIATES, P.A.


By: Alan E. Ottenstein                           By: Alan E. Ottenstein
   ----------------------                           -------------------------
         President                                         President

HAMILTON NEURODIAGNOSTIC                          BRICK DIAGNOSTIC ASSOCIATES,
ASSOCIATES, P.A.                                  P.A.


By: Alan E. Ottenstein                           By: Alan E. Ottenstein
   ----------------------                           -------------------------
         President                                         President

CENTER FOR STROKE PREVENTION, INC.                NEUROLOGY PAIN CENTER, P.A.


By: Alan E. Ottenstein                           By: Alan E. Ottenstein
   ----------------------                           -------------------------
         President                                         President

NEUROLOGY ASSOCIATES OF MERCER                    ALAN OTTENSTEIN, M.D., P.C.
COUNTY, P.A.


By: Alan E. Ottenstein                           By: Alan E. Ottenstein
   ----------------------                           -------------------------
         President                                         President

OPEN MRI, INC.


By: Alan E. Ottenstein
   ----------------------
         President


NEW BRUNSWICK DIAGNOSTIC
ASSOCIATES, P.A.


By: Alan E. Ottenstein
   ----------------------
         President

                        RIDER TO ASSET PURCHASE AGREEMENT

          This Rider is attached to an Asset Purchase Agreement and forms a part of such Agreement. Any term used in this Rider which is defined in the Asset Purchase Agreement shall have the meaning set forth in the Asset Purchase Agreement. The term "Agreement" used in this Rider means the Asset Purchase Agreement, including this Rider.

          1. The Assets. The following Assets are being purchased by USP (the "Assets"):

                  (i) all of the furniture, fixtures, machinery, equipment and physical assets of Physician relating to the Practices and each Selling P.C.;

                  (ii) all of the inventory owned by Physician relating to the Practices and each Selling P.C.;

                  (iii) all supplies, instruments and equipment owned by Physician relating to the Practices and each Selling P.C.;

                  (iv) the rights in, to and under all leases of equipment, furniture, machinery, supplies, instruments and other items of tangible personal property relating to the Practices;

                  (v) all rights in, to and under all contracts, agreements, insurance policies (other than life and malpractice), purchase orders and commitments of Physician relating to the Practices and each Selling P.C. listed in Schedules "6(c)", "6(d)-1" and "6(f)" and to the extent transfers are requested by USP, agreements listed in Schedule "6(g)";

                  (vi) copies of all books and records of Physician relating to the Practices and each Selling P.C., including, without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or electronically or magnetically stored;

                  (vii) all franchises, licenses, permits, certificates, approvals and other governmental authorizations, necessary to own and operate all of the Assets;

                  (viii) all of Physician's and each Selling P.C.'s right, title and interest in and to all intellectual property, trademarks, tradenames and telephone numbers used in connection with any of the Practices;

                  (ix) all rights in, to and under all representations, warranties, covenants and guarantees made or provided by third parties to or for the benefit of Physician and/or Selling P.C.s with respect to the Assets;

                  (x) all of Physician's and each Selling P.C.'s prepaid expenses, prepaid insurance, deposits and other similar items relating to the Assets;

                  (xi) all of Physician's and each Selling P.C.'s accounts receivable;

                  (xii) $25,000 of cash;

                  (xiii) all goodwill of Physician and each Selling P.C. relating or attributable to or arising from the Assets;

                  (xiv) all of Physician's and each Selling P.C.'s drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or any other governmental authorization held by a licensed health care provider as specified under any federal or state law, or both; and

                  (xv) all of Physician's and each Selling P.C.'s records of identity, diagnosis, evaluation or treatment of patients.

         2. Excluded Assets. USP shall not acquire and Physician and/or each Selling P.C. shall retain all cash (except as provided in subparagraph 1 (xii)), cash equivalents, life insurance policies, malpractice insurance policies, provider numbers, automobiles, other items set forth on Schedule 2 and contracts and agreements not specifically agreed to be assumed by USP.

         3. Purchase Price.

            (a) Purchase Price. The maximum purchase price for the Assets shall be as set forth in the Asset Purchase Agreement, subject to adjustment as provided in subparagraph (c) below.

            (b) Payment of Purchase Price. The Purchase Price payable by USP shall be paid as set forth in the Asset Purchase Agreement.

            (c) Adjustment to Purchase Price. If Physician or any Selling P.C. has a claims made malpractice insurance policy, the cash portion of the Purchase Price payable by USP shall be reduced by an amount equal to the premium of a "tail" malpractice insurance policy naming such Selling P.C., Physician and one or more affiliates of USP as a named insured in an amount and from an insurance company acceptable to USP. If applicable, promptly after Closing USP shall pay such amount to the insurance company to purchase the "tail" insurance policy.

            (d) Allocation of Purchase Price. The Purchase Price and assumption of liabilities shall be allocated among the assets acquired by USP as set forth in an allocation schedule to be agreed to by Selling P.C.s, Physician and USP within forty-five (45) days after the date hereof. Following Closing, USP shall provide Selling P.C. a copy of a Form 8594 which has been completed by USP consistent with the methodology set forth on the foregoing allocation schedule. USP and Selling P.C. agree to file all tax returns consistent with the allocations on the Form 8594 provided by USP.

         4. Intentionally Omitted.

         5. Assumption of Liabilities. As further consideration for the transfer of the Assets, USP hereby assumes and shall hereafter satisfy, discharge, perform and fulfill as they become due (a) the obligations and liabilities of each Selling P.C. that relate to periods, events or circumstances occurring on or after the Closing Date in, to and under the agreements set forth on Schedules "6(c)", "6(d)-1" and "6(f)," and (b) those liabilities described on Schedule 5(b) hereto, in the maximum amount indicated on Schedule 5(b) (collectively the "Debt"). Except for the foregoing, USP is not assuming or discharging any debts, obligations, liabilities or commitments of, or claims against, any Selling P.C. or Physician, whether accrued now or hereafter, whether fixed or contingent, or whether known or unknown, or any claims asserted against the Assets relating to any events prior to the Closing Date, including, without limitation, (i) any and all taxes payable by Physician or any Selling P.C. with respect to income received, (ii) taxes imposed on Physician or any Selling P.C. in connection with the transfer of the Assets contemplated hereby, (iii) all federal, state and local taxes, levies and similar charges owed by Physician or any Selling P.C. relating to periods prior to the Closing Date, including, but not limited to, payroll taxes and (iv) any and all liabilities or claims relating to or arising from providing professional medical services or failing to provide professional medical services, prior to the Closing Date.

         6. Representations, Warranties and Agreements of Selling P.C.s and Physician. As material inducement to USP to enter into this Agreement and to close hereunder, each Selling P.C. and Physician hereby jointly and severally make the following representations, warranties and agreements to and with USP:

            (a) Corporate Status; Authority; Outstanding Stock. Each Selling P.C. is a professional corporation (except that Open MRI, Inc. is a business corporation) duly organized, validly existing and in good standing under the laws of the state of its incorporation, which state is set forth on Schedule "6(a)," and has the power and authority to own its properties and to carry on its business as it is now being conducted. The execution, delivery and performance of this Agreement by each Selling P.C. have been duly authorized by all necessary corporate action on the part of each Selling P.C. and this Agreement constitutes the valid and binding obligation of each Selling P.C., enforceable against it in accordance with its terms. Each Selling P.C. has an authorized capital as set forth on Schedule "6(a)". The shares listed on Schedule "A" comprise all the issued shares of each Selling P.C.'s capital stock and are validly issued and outstanding, fully paid and non-assessable. There are no options, warrants, rights, stockholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of each Selling P.C. nor are there any commitments to issue or execute any such options, warrants, rights, instruments or agreements. The minute books and stock records of each Selling P.C. are complete and accurate and all signatures included therein are the genuine signatures of the persons whose signatures are required.

            (b) Financial Statements. The Financial Statements identified in the Asset Purchase Agreement as constituting Schedule "6(b)" were compiled by certified public accountants identified in the Asset Purchase Agreement in accordance with the cash method of accounting using principles and practices consistently applied throughout the periods reported upon and consistent with past periods, and fairly and accurately present the financial position of Physician and each Selling P.C. as at the dates of such Balance Sheets, and the results of the operations of Physician and such Selling P.C. for the periods reported upon.

            (c) Real Estate. No Selling P.C. has any interest in any real estate except each Selling P.C. leases, as tenant, the premises described on Schedule "6(c)" as being so leased. Except as otherwise excluded under Paragraph 2 of this Rider, Physician has no interest in any real estate used by him or the Selling P.C.s in connection with the Practices, except Physician leases, as tenant, the premises described on Schedule "6(c)" as being so leased. Except as shown on such Schedule to the best of Physician's and each Selling P.C.'s knowledge, all of the buildings, fixtures and improvements leased by each Selling P.C., all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities which are part of, or located in, such buildings or improvements, are in good operating condition and repair, and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair.

            (d) Personal Property. Except as shown on Schedule "6(d)", (i) Physician and/or each Selling P.C. has good, valid and marketable title to all personal property, tangible and intangible, reflected on the Warranted Balance Sheet, and to all other personal property used in the Practices owned by any of them free and clear of all, liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind or character, and (ii) to the best of Physician's and each Selling P.C.'s knowledge all equipment, furniture and fixtures, and other tangible personal property of Physician relating to the Practice and each Selling P.C. is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair. Physician and/or each Selling P.C. is the owner of all the personal property now located in or upon the premises occupied by it and of all personal property which it uses in the operation of its business, except as shown on Schedule "6(d)-1," which lists all such property leased, the name and address of the lessor, and the date, term and financial information of the lease. All of Physician's and Selling P.C.s' inventory of materials, supplies and medical assets, is usable in the ordinary course of business and is free from known material defects. No claim has been asserted against Physician or any Selling P.C. involving any conflict or claim of conflict of its trade names or trademarks with the tradenames, trademarks or corporate names of others, and Selling P.C.s and Physician have no knowledge of any basis for any such claim of conflict. Each Selling P.C. and/or Physician is the sole and exclusive owner of its trade names and trademarks and has the sole and exclusive right to use such trade names and trademarks. To the best of Selling P.C.s' knowledge, no process or procedure used by any Selling P.C. infringes upon any patent, patent application, trade secret, trademark or trade name of any other party.

            (e) Insurance. Physician and Selling P.C.s maintain insurance policies bearing the numbers, for the terms, with the companies, in the amounts, providing the general coverage, and with the premiums set forth on Schedule "6(e)". All of such policies are in full force and effect and neither Physician nor any Selling P.C. is in default of any material provision thereof. Neither Physician nor any Selling P.C. has received notice from any issuer of any such policies of its intention to cancel or refusal to renew any policy issued by it. Neither Physician nor any Selling P.C. has had any casualty loss or occurrence that may give rise to any claim covered by insurance, and neither Selling P.C.s nor Physician is aware of any occurrence that may give rise to any such uncovered claim. A claim is deemed to be uncovered if it involves a deductible in excess of $1,000. All claims against Physician and/or any Selling P.C. covered by insurance have been reported to the applicable insurance carrier on a timely basis.

            (f) Contracts, Leases, Agreements and Other Commitments. Neither Physician nor any Selling P.C. is a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment, including but not limited to any contract or agreement for the purchase or sale of inventory or equipment or for the rendition of services, except for the following (which are collectively called the "Selling P.C. Agreements"):

                (i) The leases and agreements described on Schedules "6(c)," "6(d)," "6(d)-1" and "6(g)"; and

                (ii) The agreements listed on Schedule "6(f)".

                True, correct and complete copies of all of the Selling P.C. Agreements (including all amendments thereto) have been delivered to USP.

                All of the Selling P.C. Agreements are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Except as shown on Schedule "6(f)", each Selling P.C. and all other parties to all of the Selling P.C. Agreements have performed all obligations required to be performed to date under such agreements and none of Physician, any Selling P.C. nor any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement will not result in an impairment or termination of any of Physician's or any Selling P.C.'s rights under any Selling P.C. Agreement. None of the terms or provisions of any Selling P.C. Agreement materially adversely affects the business, prospects, conditions, affairs or operations of Physician or any Selling P.C. or any of their respective properties or assets.

            (g) Labor, Employment Contracts, and Employee Benefit Programs. Without limiting the generality of subparagraph 6(f), neither Physician nor any Selling P.C. is a party to any collective bargaining agreement or employment agreement (except as set forth in Schedule "6(g)"), and neither Physician nor any Selling P.C. is a party to any pending or threatened labor dispute. Physician and each Selling P.C. has performed all its obligations pursuant to the agreements set forth in Schedule "6(g)" and at the request of USP or its affiliated designee all such agreements are transferable to USP or its affiliated designee, as such parties may determine, and no notices or consents are necessary to such transfer, except as set forth on Schedule "6(g)." Physician and each Selling P.C. has complied with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and all applicable Federal, state and local laws relating to the employment of labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, contributions to pension or benefit plans, and payment of Social Security taxes, and neither Physician nor any Selling P.C. is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. No "reportable event" (as that term is defined in Section 4043 of ERISA or regulations thereunder) has occurred and is continuing with respect to any employee benefit plan of Physician or any Selling P.C., and the present value of all benefits vested under all of Physician's and each Selling P.C.'s "employee pension benefit plans" (as that term is defined in Section 3 of ERISA) do not exceed the value of the assets of such plans allocable to such vested benefits. None of such plans nor any trusts created thereunder have incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA since the effective date of Section 302. Neither Physician nor any Selling P.C. currently or during the past five (5) years has had any written or oral retirement, pension, profit sharing, stock option, bonus, hospitalization, vacation or other employee benefit plan, practice, agreement or understanding, except as set forth in Schedule "6(g)-1". All employees of Physician and each Selling P.C. are paid salaries in accordance with the schedules set forth on Schedule "6(g)-2", which also shows their job titles, hours of employment and all accrued vacation or compensation in lieu of vacation payable to each employee. There is no employee of Physician or any Selling P.C. whose employment is not terminable at will.

            (h) Litigation. Except for the matters set forth on Schedule "6(h)", neither any Selling P.C. nor Physician during the past five years has been or is currently a party to or to their knowledge threatened with any suit, action, arbitration, administrative or other proceeding, or governmental investigation. Each claim against any Selling P.C. or Physician for professional liability shown on Schedule "6(h)" has been reported to the applicable insurance carrier on a timely basis, and such insurer has accepted coverage with respect to each such claim. There is no judgment, decree, award or order outstanding against any Selling P.C. or Physician and neither Physician nor any Selling P.C. is contemplating the institution of any suit, action, arbitration, administrative or other proceeding.

            (i) Conflicting Interests. No director, officer or employee of Physician or any Selling P.C. and no Physician or any relative or any affiliate of any of the foregoing has any pecuniary interest in any supplier of Physician or any Selling P.C. or in any other business enterprise with which Physician or any Selling P.C. conducts business or with which Physician or any Selling P.C. is in competition.

            (j) Compliance with Law and Regulations. Each Selling P.C. and Physician is in compliance and has at all times during the past five (5) years complied with all requirements of law, Federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it (including, without limitation, Medicare and environmental requirements), and, without limiting the foregoing, each Selling P.C. and/or Physician has paid all monies and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its properties and the premises occupied by it. Physician and each Selling P.C. has properly filed all reports and other documents required to be filed with any Federal, state and local government or subdivision or agency thereof. Neither any Selling P.C. nor Physician has received any notice, not heretofore complied with, from any Federal, state or municipal authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices, fails to comply with, or is subject to any liability or potential liability under, any applicable law, ordinance, regulation, environmental, building or zoning law, or requirement of any public authority or body. Notwithstanding the foregoing, there shall be no breach of the foregoing representations and warranties in this subparagraph 6(j) unless the breach had or will have a material adverse effect on Selling P.C., Physician, any Practice, USP or any affiliate of USP. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of Physician or any of the Selling P.C.s are listed on Schedule "6(j)."

            (k) Agreement Not in Breach of Other Instruments Affecting Selling P.C.s; Governmental Consent. The execution and delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof (i) will not result in the imposition of any lien, security interest or encumbrance, or in the breach of any of the terms and provisions of, or result in a termination or modification of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of any Selling P.C. under, or permit any other party to modify or terminate, any agreement or other instrument by which any Selling P.C. is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation and (ii) do not require the consent of any governmental authority.

            (l) Filing of Tax Returns. Physician and each Selling P.C. has filed all Federal, state and local tax returns required to be filed in accordance with provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes and all penalties and interest in respect thereof) required to have been paid to date. Attached as part of Schedule "6(l)" are true, correct and complete copies of all Federal and State income tax returns, including all amendments thereto, filed by Physician and each Selling P.C. with respect to the last three (3) years.

            (m) Actions since Balance Sheet Date. Since the Balance Sheet Date, Physician and each Selling P.C.:

                (i) has not taken any action outside of the ordinary and usual course of business;

                (ii) has paid all of its debts and obligations as they became due;

                (iii) has used its best efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with its patients, suppliers and others with whom it deals; and

                (iv) has not purchased or redeemed any shares of stock of any Selling P.C., or paid compensation at rates in excess of the rates prevailing on the Balance Sheet Date.

            (n) Accounts Receivable. All accounts receivable are based on actual and bona fide services rendered or the sale or rental of equipment, merchandise and supplies by Physician or a Selling P.C. in the ordinary course of business. Physician and each Selling P.C. has delivered to all third party payors all requested supporting claim documents with respect to each account receivable and all information set forth in the bill and supporting claim documents are true, complete and correct.

            (o) No Material Adverse Change. Since the Balance Sheet Date, there has not been and there is not threatened any material adverse change in the financial condition, business, prospects or affairs of Physician or any Selling P.C. or any material physical damage or loss to any of its properties or assets or to the premises occupied by it (whether or not such damage or loss is covered by insurance).

            (p) Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor the closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by any Selling P.C. or Physician to USP in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading. There is no fact known to any Selling P.C. or Physician, other than such matters which affect the healthcare industry generally, which materially adversely affects the business, prospects, financial condition or affairs of any Selling P.C. or Physician or any of its properties or assets which has not been set forth in this Agreement, the Schedules or the other documents furnished to USP on or prior to the date hereof in connection with the transactions contemplated hereby.

         7. Further Representations and Warranties of Physician. As material inducement to USP to enter into this Agreement and to close hereunder, Physician makes the following representations and warranties to USP:

            (a) Ownership of Capital Stock of Selling P.C. Physician owns the number of shares of common stock of each Selling P.C. set forth opposite his name on Schedule "B". Physician has good, marketable and unencumbered title to such shares, free and clear of all liens, security interests, pledges, claims, options and rights of others. No transfer of record ownership of, or beneficial interest in, any of such shares will be made between the date hereof and Closing.

            (b) Agreement Not in Breach of Other Instruments Affecting Physician. The execution and delivery of this Agreement, the consummation of the transaction provided for herein, and the fulfillment of the terms hereof by Physician, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement or other instrument by which Physician is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

            (c) Other Matters. With respect to Physician, none of the following events has occurred during the past three years:

                (i) loss, suspension, revocation or non-renewal of either (A) Physician's license to practice medicine in any state, or (B) Physician's DEA registration and/or authorization to prescribe controlled substances or narcotics;

                (ii) exclusion or suspension from participation in the Medicare or Medicaid programs or imposition of Civil Monetary Penalty sanction for violation of Medicare or Medicaid laws, rules or regulations (excluding recoupments, recoveries or adjustments which are not Civil Monetary Penalties);

                (iii) adverse action affecting the scope of Physician's license to practice medicine or Physician's right to treat patients covered by workers' compensation or other state regulated programs;

                (iv) Physician becoming ineligible for professional liability insurance, or the cost of such insurance becoming 50% or more expensive for Physician relative to the average physician providing comparable services in a comparable geographic area due to Physician's malpractice claim history;

                (v) suspension, revocation or restriction of Physician's privileges at a hospital for reasons relating to clinical competency or conduct, or surrender of Physician's privileges at a hospital under threat of disciplinary action relating to clinical competency or conduct;

                (vi) Physician becoming an Impaired Professional (defined as (A) having an addictive disease which could impair Physician's ability to perform Physician's duties; (B) having diverted a controlled substance; or (C) being incompetent to practice medicine at a level that meets the minimum requirements of licensure); or

                (vii) Physician's indictment for any felony, whether or not related to rendering medical services.

            (d) Valid and Binding Agreement. This Agreement constitutes the valid and binding obligation of Physician, and is enforceable against Physician in accordance with its terms.

         8. Representations and Warranties of USP. As material inducement to each Selling P.C. and Physician to enter into this Agreement, USP makes the following representations and warranties to each Selling P.C. and Physician:

            (a) Corporate Status and Authority. USP is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has the corporate power to acquire the Assets to be acquired hereunder. The execution, delivery and performance of this Agreement by USP have been duly authorized by all necessary corporate action on the part of USP, and this Agreement constitutes the valid and binding obligation of USP, enforceable against it in accordance with its terms.

            (b) Shares. The Shares, when issued and delivered pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

            (c) Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by USP, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of USP under, any agreement, indenture or other instrument to which USP is bound, USP's Articles of Incorporation or By-laws, any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

            (e) Statements Not Misleading. Neither this Agreement, nor the Private Placement Memorandum (as described in Paragraph 17(b)) contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such document not misleading.

         9. Intentionally Omitted.

         10. Continuation and Survival of Representations and Warranties. All representations and warranties made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times; provided, however, that at Closing each Selling P.C. may deliver to USP modifications of Schedule "6(f)" arising from changes thereto arising in the ordinary course of business since the date hereof, provided further that none of such changes are materially adverse to the business or financial condition of any Selling P.C. or any Practice and do not arise from any occurrence or circumstance which would constitute a violation of Paragraph 12. If any party shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly notify all of the other parties. All such representations and warranties shall survive the consummation of the transactions provided for in this Agreement. No such representation or warranty shall be deemed to have been waived, affected or impaired by any investigations made by any party to this Agreement.

         11. USP's Inspection Rights. Physician and each Selling P.C. shall give to USP and its designated employees or representatives full access to all of the properties and assets of Physician and each Selling P.C. and to all of Physician's and each Selling P.C.'s documents, books and records relating to its current and past operations and business, and permit them to make copies thereof and also permit such employees or representatives to interview and question Physician's and each Selling P.C.'s employees. USP and its affiliates will not reveal any confidential data and/or information supplied by Physician or any Selling P.C. except to its management, counsel, accountants, insurance representatives, investment bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement; provided, however, that USP may include any such data and/or information to the extent necessary in connection with any public or private offering of its securities. In the event the transactions contemplated by this Agreement are not consummated, such data and information will not be used by USP or its affiliates except as provided in the preceding sentence and will be returned to Physician and Selling P.C.s. Notwithstanding the foregoing, neither USP nor any affiliate of USP shall have access to any records of Physician or any Selling P.C. if such access would violate any applicable law or regulation.

         12. Conduct of the Business of Physician and Selling P.C.s Pending Closing. Between the date hereof and the Closing hereunder, Physician and Selling P.C.s will:

            (a) Not take or suffer or permit any action which would render untrue any of the representations or warranties of Selling P.C.s or Physician, and not omit to take any action, the omission of which would render untrue any such representation or warranty.

            (b) Conduct its business in a good and diligent manner in the ordinary and usual course.

            (c) Not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the rendition of service and contracts for the purchase of materials and supplies in the ordinary and usual course of business, and not amend, modify or terminate any Selling P.C. Agreement without the prior written consent of USP.

            (d) Use its best efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with patients, suppliers and others with whom it deals.

            (e) Not reveal, orally or in writing, to any party, other than USP, any affiliate of USP or USP's or USP's authorized agents, any of the business procedures and practices followed by it in the conduct of its business or any technology used in its practice.

            (f) Maintain in full force and effect all of the insurance policies listed on Schedule "6(e)" and make no change in any insurance coverage without the prior written consent of USP. If Physician or any Selling P.C. has an occurrence basis malpractice insurance policy, Physician and/or such Selling P.C. shall provide USP with evidence that the malpractice insurance carrier has agreed to give USP at least fifteen (15) days written notice before any termination, cancellation or modification of such insurance policy.

            (g) Keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance.

            (h) Continue to maintain all of its usual business books and records in accordance with its past practices.

            (i) Not amend its Articles/Certificate of Incorporation or By-Laws.

            (j) Not redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto.

            (k) Not increase the compensation or rate of compensation payable to any of its employees except in the ordinary course of business and consistent with past practices, provided all such permitted increases to any one employee shall not exceed $1,000 without the prior written consent of USP.

            (l) Maintain its corporate existence and not merge or consolidate with any other entity.

            (m) Comply with all provisions of any Selling P.C. Agreement applicable to it and all applicable laws, rules and regulations.

            (n) Terminate all employment agreements between any Selling P.C. and Physician effective upon the Closing.

            (o) Collect and bill accounts receivable in accordance with past practices and not take any actions to accelerate the collection of accounts receivable.

         13. Conditions Precedent to USP's Obligation to Close. The following shall be conditions precedent to the obligation of USP to close hereunder, any of which may be waived in whole or part by USP:

            (a) Each of the representations and warranties of Selling P.C.s or Physician contained in this Agreement is now, and, except as to those expressly limited to the date hereof, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct, subject to the provisions of Paragraph 10 hereof.

            (b) Each of the agreements, covenants and undertakings of each Selling P.C. and Physician contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

            (c) No litigation, governmental action or other proceedings seeking to restrain or prohibit the transactions contemplated by this Agreement, or involving or potentially involving a liability, obligation or loss on the part of Selling P.C.s or Physician of twenty five thousand dollars ($25,000) or more (whether or not covered by insurance), or which by reason of the nature of the relief sought might have a material adverse effect on Physician's or any Selling P.C.'s Practice, shall be threatened in good faith or commenced against any Selling P.C. or Physician with respect to any matter, or against USP, any affiliate of USP or any other person with respect to the consummation of the transactions provided for herein.

            (d) USP shall have received proceeds (prior to underwriters' discounts, fees and expenses) from a public offering of its common stock of at least $30 million.

            (e) All actions, proceedings, instruments and documents required to perform this Agreement or incident thereto, and all other legal matters, shall have been approved by counsel for USP, it being understood that such approval shall not be unreasonably withheld.

            (f) All documents required to be delivered by Selling P.C.s and Physician at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

            (g) Physician shall not have exercised or attempted to exercise such Physician's right of rescission with respect to the transactions contemplated hereby under Section 207(m) of the Pennsylvania Securities Act of 1972, as amended.

         14. Conditions Precedent to Selling P.C.s' and Physician's Obligation To Close. The following shall be conditions precedent to the obligation of Selling P.C.s and Physician to close hereunder, any of which may be waived by Physician (on behalf of himself and all Selling P.C.s):

            (a) Each of the representations and warranties of USP contained in this Agreement is now, and, except as to those expressly limited to the date hereof, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct.

            (b) Each of the agreements, covenants, and undertakings of USP contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

            (c) No litigation, governmental action or other proceedings shall be threatened in good faith or commenced against any Selling P.C. or Physician with respect to the consummation of the transaction provided for herein.

            (d) USP shall have received proceeds (prior to underwriters' discounts, fees and expenses) from a public offering of its common stock of at least $30 million.

            (e) All actions, proceedings, instruments and documents required to perform this Agreement or incident thereto, and all other legal matters, shall have been approved by counsel for Selling P.C.s, it being understood that such approval shall not be unreasonably withheld.

            (f) All documents required to be delivered by USP at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

         15. Closing.

            (a) Closing Date. The Closing of the transaction provided for in this Agreement (herein sometimes called the "Closing") shall take place at such place and time as is designated by USP, in written notice given to Physician at least five (5) days prior to the date designated. The date and time of Closing is sometimes herein called the "Closing Date". In the event the Closing has not occurred on or prior to September 30, 1998, this Agreement may be terminated by either USP or Physician (on behalf of himself and all Selling P.C.s) by written notice to the other party.

            (b) Deliveries by Selling P.C.s and Physician at Closing. At Closing, Physician and Selling P.C.s will deliver or cause to be delivered to USP the following:

                (i) such bills of sale, endorsements, certificates of title, assignments and other instruments of transfer and conveyance as shall be effective to vest title in the Assets in USP;

                (ii) certificates of the President of each Selling P.C. and Physician, dated as of the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of Selling P.C.s and Physician contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Paragraph 10 hereof, (B) that all agreements and covenants of Selling P.C.s and Physician specified herein have been complied with, and (C) that Physician has not exercised or taken any action with a view to exercising any rights of rescission under Section 207(m) of the Pennsylvania Securities Act of 1972, as amended, with respect to the transactions contemplated hereby;

                (iii) the certificate of the Secretary or Assistant Secretary of each Selling P.C., dated the Closing Date, that the necessary action of the Board of Directors and shareholders of such Selling P.C. have been taken to authorize the consummation by such Selling P.C. of the transactions provided for herein;

                (iv) the favorable legal opinion of counsel for Selling P.C.s, dated the Closing Date, as to the matters set forth in Exhibit "D" attached hereto;

                (v) a subsistence or "good standing" certificate for each Selling P.C. dated as of a date within ten (10) days prior to the Closing Date;

                (vi) the original copy (other than tax returns) of each document listed on the Schedules;

                (vii) employment agreement with Rider in the form set forth on Exhibit "B" executed by Physician (the "Employment Agreement");

                (viii) a copy of each Selling P.C.'s malpractice insurance policy;

                (ix) if not delivered previously, the evidence required by subparagraph 12(f) relating to occurrence basis malpractice insurance; and

                (x) all consents of third parties necessary for the transfer of the Assets and assumption of the Debt.

            (c) Deliveries by USP at Closing. At the Closing, USP will deliver or cause to be delivered to Selling P.C. the following:

                (i) the amounts referred to in subparagraph 2(c) of the Asset Purchase Agreement by wire transfer or bank cashier's check from USP;

                (ii) the Notes referred to in subparagraphs 2(d) and 2(f) of the Asset Purchase Agreement;

                (iii) the Stock Certificates referred to in subparagraph 2(e) of the Asset Purchase Agreement;

                (iv) the Certificate of the President or a Vice-President of USP, dated the Closing Date, confirming the truth and correctness of all of the representations and warranties of USP contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date;

                (v) the Certificate of the Secretary or an Assistant Secretary of USP, dated the Closing Date, that the necessary corporate action by the Board of Directors of USP has been taken to authorize the consummation by USP of the transactions provided for herein; and

                (vi) the Employment Agreement.

            (d) Pre-Closing. At the request of USP, the parties shall conduct a pre-closing at a time and place designated by USP, at which all documents to be delivered pursuant to subparagraphs 15(b) and (c) (other than pursuant to subparagraphs 15(c)(i) and (iii)) shall be executed and placed in escrow with counsel to USP. Counsel to USP shall (i) date all documents as of the Closing Date except if notified by a party or its counsel at least 24 hours prior to Closing that a document contains an inaccuracy and an amendment is submitted,
(ii) fill in any blanks in the documents, the completion of which is based on fact and the insertion is ministerial, and (iii) release the documents from escrow upon the receipt by such counsel of (x) the Stock Certificate(s) and (y) either bank cashiers' checks specified in subparagraph 15(c)(i) or confirmation from a bank that it has sent the wire transfer specified in subparagraph 15(c)(i).

            (e) Post-Closing. Within five (5) days after the Closing, each Selling P.C. shall deliver to USP a detailed aged accounts receivable schedule dated as of the Closing Date, showing the name and address of each payor, the date and amount of each invoice, the name and insurance policy number, if any, of each patient and such other information as USP may request.

         16. Indemnification.

            (a) Basic Provision.

                (i) Each Selling P.C. and Physician hereby jointly and severally indemnify and agree to hold harmless USP and USP's affiliates, and their respective successors and assigns, from, against and in respect of the amount of any and all Deficiencies (as defined in subparagraph 16(b)(i)).

                (ii) USP hereby indemnifies and agrees to hold harmless each Selling P.C. and Physician from any and all Deficiencies (as defined in subparagraph 16(b)(ii).

                (iii) Parties obligated to indemnify other parties pursuant to this Paragraph 16 are sometimes individually referred to as an "Indemnitor" and collectively as "Indemnitors" and the parties who are entitled to be indemnified pursuant to this Paragraph 16 are sometimes individually referred to as "Indemnitee" and collectively as "Indemnitees."

            (b) Definition of "Deficiencies".

                (i) As used in this Paragraph 16, "Deficiencies" when the Selling P.C.s and Physician are the Indemnitors means any and all loss or damage resulting from:

                    (A) any misrepresentation, breach of warranty, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of each Selling P.C. or Physician contained herein;

                    (B) any error contained in any statement, report, certificate or other document or instrument delivered to USP or an affiliate of USP pursuant to this Agreement or contained in any Schedule;

                    (C) any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of Physician or Selling P.C. to any party, incurred prior to Closing hereunder or arising from any matter or thing occurring prior to Closing hereunder, including but not limited to claims made by governmental authorities for taxes, or otherwise, except for liabilities expressly assumed by USP pursuant to this Agreement; and

                    (D) any and all acts, suits, proceedings, demands, assessments, judgments, attorneys' and other professional fees, costs and expenses incident to any of the foregoing.

                (ii) As used in this Paragraph 16, "Deficiencies" when USP is the Indemnitor means any and all loss or damage resulting from:

                    (A) any misrepresentation, breach of warranty or any non-fulfillment of any warranty, representation, covenant or agreement on the part of USP contained herein;

                    (B) any claim, debt, liability or obligation or any alleged claim, debt or obligation expressly assumed by USP pursuant to this Agreement; and

                    (C) any and all acts, suits, proceedings, demands, assessments, judgments, attorneys' and other professional fees, costs and expenses incident to any of the foregoing.

            (c) Procedures for Establishment of Deficiencies.

                (i) In the event that any claim shall be asserted by any party against one or more of the Indemnitees which, if sustained, would result in a Deficiency, the applicable Indemnitees, within a reasonable time after learning of such claim, shall notify the Indemnitors of such claim, and shall extend to the Indemnitors a reasonable opportunity to defend against such claim, at the Indemnitors' sole expense and through legal counsel acceptable to the applicable Indemnitees, provided that the Indemnitors proceed in good faith, expeditiously and diligently. No determination shall be made pursuant to subparagraph (ii) below while such defense is still being made until the earlier of (A) the resolution of said claim by the Indemnitors with the claimant, or (B) the termination of the defense by the Indemnitors against such claim or the failure of the Indemnitors to prosecute such defense in good faith in an expeditious and diligent manner. The applicable Indemnitees shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. The applicable Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by Indemnitors with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by Indemnitors without the prior written consent of the applicable Indemnitees unless (y) prior to such settlement or compromise Indemnitors acknowledge in writing their obligation to pay in full the amount of the settlement or compromise and all associated expenses and (z) the applicable Indemnitees are furnished with security reasonably satisfactory to the applicable Indemnitees that Indemnitors will in fact pay such amount and expenses.

                (ii) In the event that the applicable Indemnitees assert the existence of any Deficiency, the applicable Indemnitees shall give written notice to the Indemnitors of the nature and amount of the Deficiency asserted. If the Indemnitors, within a period of fifteen (15) days after the giving of the applicable Indemnitees' notice, shall not give written notice to the applicable Indemnitees announcing their intent to contest such assertion (such notice by the Indemnitors being called the "contest notice"), such assertion of the applicable Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a contest notice is given to the applicable Indemnitees within said fifteen-day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining. The costs of the arbitrators and the arbitration shall be borne 50% by the Indemnitors and 50% by the applicable Indemnitees. The determination of the arbitrator(s) shall be delivered in writing to the Indemnitors and the applicable Indemnitees and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

                (iii) The applicable Indemnitees and the Indemnitors may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

            (d) Payment of Deficiencies. The Indemnitors, jointly and severally, hereby agree to pay the amount of established Deficiencies to the applicable Indemnitees within five (5) days after the establishment thereof in cash. Any amounts not paid by Indemnitors when due under this subparagraph shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of (i) 10% per annum or (ii) the highest rate permitted by applicable law. USP and/or any affiliate of USP may, in its sole discretion, offset any amounts due to it or any other Indemnitee, against the Notes or any obligation it owes to any Physician.

         17. Restrictions on Securities; Securities Laws Compliance Procedures.

            (a) Restrictions on Shares. The Shares may not be sold, assigned, pledged or otherwise transferred (any sale, assignment, pledge or transfer is hereinafter referred to as a "transfer") by Selling P.C. except in accordance with the provisions of this Paragraph 17. None of the Shares may be transferred prior to the second anniversary of Closing. Twenty-five percent (25%) of the Shares shall become transferrable on each of the second and third anniversaries of Closing and the remaining fifty percent (50%) of the Shares shall become transferrable on the fourth anniversary of Closing. Notwithstanding the foregoing, if Physician owes an affiliate of USP which employs Physician amounts pursuant to Section 11 of the employment agreement with such affiliate in excess of the next installment due by USP to Physician pursuant to the Notes, such number of shares owned by Physician as is necessary to result in proceeds of such sale being equal to the amount due to such affiliate shall become transferrable on the date the amount is due, subject to applicable restrictions contained in securities laws and provided arrangements satisfactory to USP and such affiliate are made to ensure that the proceeds of any such sale are paid directly to such affiliate. The Stock Certificates shall bear legends that USP deems necessary or appropriate to reflect the foregoing restrictions and restrictions relating to applicable securities laws. USP shall give its transfer agent applicable stop transfer instructions. Physician or any Selling P.C. (as applicable) shall have the power to vote the Shares and receive any dividends or distribution thereon even though the Shares are not yet transferrable, provided that any dividends or distributions received in common stock of USP shall be subject to the same restrictions as the Shares to which they relate are subject.


            (b) Knowledge Respecting USP. Each Selling P.C. and Physician represent and acknowledge that (i) they know, or have had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of USP which they deem relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby, (ii) they have been supplied by USP with, and have reviewed materials described by USP as, the Private Placement Memorandum, and (iii) the information contained in the Accredited Investor and Suitability Information Questionnaire previously delivered by such Physician to USP is true and correct. Without limiting the foregoing, each Selling P.C. and Physician understand and acknowledge that neither USP nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting USP or the future conduct of USP's business, and neither any Selling P.C. nor Physician has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of USP.

            (c) Status of the Notes and Shares. Each Selling P.C. and Physician agree, acknowledge and confirm that it and such Physician have been advised and understand as follows:

                (i) Each Selling P.C. and Physician is acquiring the Notes, the Shares and the options for investment and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel, which opinion is satisfactory to USP, may be made without violating the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), the Pennsylvania Securities Act of 1972, as amended (the "1972 Act") or any other applicable state securities laws. Neither the Notes, the Shares nor the options (or shares underlying the options) have been registered under the 1933 Act, the 1972 Act or the laws of any other state and therefore, in addition to the limitations on transfer of the Shares set forth in subparagraph 17(a), if any Selling P.C. is a Pennsylvania corporation or Physician is a Pennsylvania resident neither the Notes, the Shares nor the options may be sold in any event for twelve (12) months after their acquisition by Physician or such Selling P.C., and thereafter the Notes, the Shares the options and the shares underlying the options must be held indefinitely unless subsequently registered under such acts or an exemption from registration is available. USP is under no obligation to register the Notes, the Shares, the options or the shares underlying the options under the 1933 Act, the 1972 Act or the laws of any other state or to take any action which would make available an exemption from such registration.

                (ii) USP may refuse to effect a transfer of the Notes.

                (iii) In accordance with Section 207(m) of the 1972 Act, any Selling P.C. or Physician, if a Pennsylvania corporation or resident, may rescind this Agreement without any liability, obligation or duty to USP or any other person by giving notice of cancellation to USP within two (2) business days after the execution of this

Agreement. If any Selling P.C. or Physician who is a Pennsylvania resident desires to rescind this Agreement it shall give notice to USP within the foregoing time period.

         18. Third Party Consents. To the extent the requisite consent of any third party to the assignment of any contract which USP or its designee has agreed to assume hereunder has not been obtained prior to the Closing Date, the Closing shall nevertheless take place if USP determines in its sole and reasonable discretion that any such contract is not material, but Physician or the applicable Selling P.C. shall not be deemed to have assigned the contract to which such consent relates nor shall USP or its designee (as applicable) be deemed to have assumed the same unless and until such consent shall have been granted. If, at a date subsequent to the Closing Date, any previously unobtained consent shall be obtained, Physician or such Selling P.C. (as applicable) shall be deemed to have assigned to USP or its designee (as applicable) the contract to which such consent relates and USP or its designee (as applicable) shall be deemed to have assumed the same as of the Closing Date, provided USP or its designee (as applicable) shall have continuously received the benefit of such contract from and after the Closing Date. If any such consent is not obtained or if an attempt to assignment would be ineffective or would impair any of Physician's or Selling P.C.'s rights so that USP or its designee (as applicable) would not receive the benefits of the contract to which the same relates, then Physician and such Selling P.C. agree to use their best efforts and to cooperate fully with USP or its designee (as applicable) in order continuously to obtain for USP or its designee (as applicable) the benefits of such contract from and after the Closing Date. To the extent that USP or its designee does not receive the benefits of such contracts, Physician and such Selling P.C. shall indemnify USP or its designee (as applicable) and hold it harmless of and from all loss of value, liability, costs and expenses as a result of the failure to obtain such consent and receive such benefits. In the event Physician or the applicable Selling P.C. and USP do not agree on the loss of value, liability, costs and expenses resulting from the failure to obtain one or more costs and receive such benefits, the dispute shall be settled by arbitration to be held in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association then obtaining. The cost of the arbitrator(s) and the arbitration shall be borne 50% by Physician and the applicable Selling P.C. and 50% by USP. The determination of the arbitrator(s) shall be delivered in writing to Physician and USP and shall be final, binding and conclusive upon the parties hereto.

         19. Further Assurances. USP, Selling P.C.s and Physician agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements. Without limiting the foregoing, each Selling P.C. and Physician agree to endorse and deliver any and all checks to USP which they receive in payment of any account receivable purchased by USP. Each Selling P.C. and Physician hereby authorize any employee of USP to endorse on behalf of such Selling P.C. or Physician (as applicable) any checks to USP which USP receives which are payable to a Selling P.C. or Physician and which are in payment of any account receivable purchased by USP. Each Selling P.C. and Physician shall take any and all actions reasonably requested by USP to assist USP in obtaining the proceeds of the accounts receivable, including, but not limited to, giving change of address notices to payors.

         20. Restrictive Covenants.

            (a) Duration and Extent of Restriction. Each Selling P.C. and/or Physician shall not, directly or indirectly, for a period of five (5) years following the Closing (the "Time Restriction"):

                (i) induce any existing or former patient of Physician or any Selling P.C. or any affiliate of USP to terminate his or her relationship with such affiliate; provided, however, that Physician shall not be prohibited from treating an individual who has independently determined to terminate his relationship with such affiliate except in the circumstances otherwise prohibited under this Paragraph 20;

                (ii) induce or attempt to influence any employee, independent contractor and/or consultant of USP or any affiliate of USP to terminate his or her relationship with USP or such affiliate;

                (iii) induce or attempt to influence any hospital, healthcare facility, professional or other person or entity that has a referring relationship with Physician or any Selling P.C. or any affiliate of USP, or any HMO or other health care insurer that has an arrangement for the provision of health care services with USP or any affiliate of USP to terminate or not to renew such relationship with USP or such affiliate; or

                (iv) render professional services at, on behalf of, or have any interest in, directly or indirectly (as principal, partner, stockholder, proprietor, agent, broker, employee, consultant, lender or otherwise), any business or facility where neurology, magnetic resonance imaging and/or pain management services are rendered (including a private physician's office) or which engages in the management of physician offices that provide neurology, magnetic resonance imaging and/or pain management services within the Restricted Area. The Restricted Area shall mean the area within a twelve (12) mile radius of 2997 Princeton Pike, Lawrenceville, New Jersey, 1245 Whitehorse-Mercerville Road, Hamilton, New Jersey and any additional site at which Physician, at any time during Physician's employment by any affiliate of USP, rendered substantial medical services. Nothing in the foregoing subparagraph 20(a)(iv) shall be deemed, however, to prevent any Physician from being an employee of any affiliate of USP or owning securities of USP.

            (b) Remedies for Breach. Each Selling P.C. and Physician acknowledge that the restrictions contained in subparagraph 20(a) above in view of the medical and business practices of USP and its affiliates are reasonable and necessary in order to protect the legitimate interests of USP and its affiliates, and that any violation thereof would result in irreparable injury to USP and its affiliates. Each Selling P.C. and Physician therefore acknowledge and agree that, in the event of any violation thereof, USP and/or its affiliates shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which USP and/or its affiliates may be entitled.

            (c) Judicial Modifications. If the period of time or the area specified in subparagraph 20(a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

            (d) Extension of Restriction. In the event of any breach or violation of the restriction contained in subparagraph 20(a) above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

         21. Indemnity Against Brokerage Commissions. USP and its affiliates, on the one hand and each Selling P.C. and Physician on the other hand hereby represent and warrant that there is no corporation, firm or person entitled to receive from it any brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein, and each hereby indemnifies and agrees to save the other parties harmless from and against any claim for brokerage commission or finder's fee based on any retention or alleged retention of a broker or finder by it.

         22. Miscellaneous.

            (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege (singularly or collectively, a "Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right, preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence.

            (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, other than conflicting choice-of-law provisions, and without the aid of any canon, custom, or rule of law requiring construction against the drafting party.

            (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to USP at 220 Commerce Drive, Ft. Washington, PA 19034, Attn: President (with a copy to Cozen and O'Connor, 1900 Market Street, Philadelphia, Pennsylvania, 19103, Attn: Sandra A. Bloch) and to Selling P.C. or Physician as set forth in the Asset Purchase Agreement (with a copy to Fox, Rothschild, O'Brien & Frankel, 997 Lennox Drive, Building 3, Lawrenceville, New Jersey, 08648-3261, Attention: Martin L. Monaco, Jr., Esquire). In addition, notice by mail shall be by airmail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provision of this paragraph for the giving of notice.

            (d) Schedules and Exhibits. All Schedules and Exhibits referred to in this Agreement are hereby incorporated by reference into, and made a part of, this Agreement.

            (e) Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns, except that Selling P.C.s and Physician may not assign or transfer their rights or obligations under this Agreement without the prior written consent of USP.

            (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

            (g) Knowledge of Selling P.C. For purposes of this Agreement, the phrase "to the knowledge of Selling P.C." or the like shall refer to the knowledge, after due investigation, of Physician, the business manager of each Practice, if any, and the office manager(s) of each Practice.

            (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            (i) Gender, Etc. Words used, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

            (j) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

                                    EXHIBITS


A.        Note

B.        Employment Agreement

C.        Intentionally Omitted

D.        Opinion of Counsel to Selling P.C.

E.        Note


                                    SCHEDULES


A         Practices and Location
B         Share Ownership
2         Personal Items which are a part of Excluded Assets
3         Allocation of Consideration
5(b)      Debt
6(a)      Incorporation; Authorized Capital
6(b)      Financial Statements
6(c)      Leased Real Estate
6(d)      Personal Property Liens and Conditions
6(d)-1    Personal Property Leases
6(e)      Insurance
6(f)      Contracts, etc.
6(g)      Labor and Employee Matters
6(g)-1    Benefit Plans
6(g)-2    Salaries
6(h)      Litigation
6(j)      Licenses, Permits, etc.
6(l)      Tax Returns

                                   EXHIBIT "A"

                                 PROMISSORY NOTE


$________________                                            ____________, 1998



                  FOR VALUE RECEIVED, U.S. Physicians, Inc., a Pennsylvania corporation (the "Company") hereby promises to pay to __________, P.C. (the "Payee") the principal amount of __________________ Dollars ($____________) in five equal annual installments of _________ Dollars ($______) commencing on the first anniversary date and terminating on the fifth anniversary date of this Note. Interest on the unpaid principal balance at the rate of six percent (6%) per annum shall be paid on the date principal payments are made. The entire amount of the unpaid principal plus accrued interest shall be due and payable on the fifth anniversary date.

                  The principal and interest shall be paid at _________ or such other address as the Payee shall specify in writing.

                  The Company may at any time and from time to time prepay all or any portion of the principal sum of this Note without penalty or premium.

                  This Note is given pursuant to the terms of an Asset Purchase Agreement dated ________ __, 1998. The Company may set off its obligation hereunder against any debt or liability of the Payee or any affiliate of the Payee to the Company or any affiliate of the Company. This Note is not transferable except with the prior written consent of the Company, which consent may be withheld in the Company's absolute discretion.

                  The Company hereby waives presentment, demand, protest, notice of protest and all other demands or notices of any sort in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note, except as specifically provided herein.

                  The happening of any of the following shall constitute an event of default:

                  (a) the Company fails to pay any installment of principal or interest within a period of ten (10) days after such installment is due, the holder of this Note notifies the Company of the default by written notice sent to 220 Commerce Drive, Fort Washington, Pennsylvania, 19034 (or such other address as the Company shall specify in writing) by registered mail, return receipt requested, and the Company does not cure the default by making the required payment within ten (10) days after receiving such notice;

                  (b) the Company admits in writing its inability to pay its debts as they become due;

                  (c) the commencement of any proceeding in bankruptcy wherein the Company is designated as the debtor under the Federal Bankruptcy Code, as amended from time to time, or any successor statute, or under any other act or law, whether state or federal for the relief of debtors, now or hereafter existing and the proceeding is not discharged within 120 days after its commencement.

                  This Note is made and delivered in and shall be governed by the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the undersigned has caused this Note to be executed the day and year first above written.

                                           U.S. PHYSICIANS, INC.



                                           By:______________________________
                                                      Vice President

                                   EXHIBIT "B"

                              EMPLOYMENT AGREEMENT

                  THIS IS AN AGREEMENT, made on the _______ day of _____________, 1998, by and between U.S. Medical Services of New Jersey, P.C. (the "P.C."), and Alan E. Ottenstein, M.D., an individual (the "Physician").

                               B A C K G R O U N D

                  A. P.C. wishes to employ Physician and Physician wishes to enter into the employ of P.C. on the terms and conditions contained in this Agreement.

                  B. Attached hereto is an eight (8) page Rider to Employment Agreement (the "Rider") which forms a part of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and intending to be legally bound, P.C. and Physician agree as follows:

                  1. Employment. P.C. employs Physician and Physician accepts employment by P.C. for the period and upon the terms and conditions contained in this Agreement.

                  2. Duties and Responsibilities. Physician shall serve P.C. generally as a physician specializing in the practice of neurology, magnetic resonance imaging and pain management and shall have such authority and such responsibilities as P.C. reasonably may determine from time to time.

                  3. Base Compensation.

                     (a) As compensation for all the services rendered by Physician to P.C., P.C. shall pay Physician: (i) 40% (the "Physician Percentage") of the "Net Revenue of the Practice," as that term is defined on Exhibit "A" less amounts paid or payable (including the costs of family health coverage if required by contract) for such period to other Practice Physicians, nurse practitioners, physician assistants and all other professional medical personnel who are entitled to reimbursement from third parties for services provided in their name who are not providing MRI services ("Base Salary"). The Base Salary will be paid in the manner provided below. Notwithstanding the foregoing, during the

Initial Period (as defined below), in lieu of the foregoing, Physician shall receive as an advance $100,000 per month less amounts paid or payable for such period to other Practice Physicians, nurse practitioners, physician assistants and all other professional medical personnel who are entitled to reimbursement from third parties for services provided in their name who are not providing MRI services (the "Advance").

                     (b) Within 45 days after the end of each calendar quarter (the "Determination Period") during the term of this Agreement (a "quarter") commencing with the end of the Initial Period, P.C. shall determine: (i) the Net Revenue of the Practice for the Initial Period or the quarter then ended, whichever is applicable; (ii) the Profit Before Taxes of MRI services; (iii) the amount Physician was entitled to receive as Base Salary during the Initial Period or such quarter, whichever is applicable (the "Current Base Salary"); and
(iv) the difference, if any, between the amount paid to Physician during the Initial Period or such quarter and the amount that Physician was entitled to receive during the Initial Period or such quarter (the "Difference").

                     (c) If the Difference is a positive number (i.e., the amount to which Physician was entitled with respect to the applicable quarter exceeds the amount paid), P.C. shall pay Physician the amount of the Difference within 5 days after the end of the Determination Period. If the Difference is a negative number, P.C. shall proportionately reduce the next payments due Physician during the remainder of the then current quarter by the amount of the Difference.

                     (d) In addition to and before any adjustments that result from a negative Difference, each quarter after the Initial Period P.C. shall adjust the amount payable to Physician so that it equals 90% of the most recently determined Current Base Salary. Notwithstanding anything in this Agreement to the contrary, the Current Base Salary in the quarter following the Initial Period shall be based only upon the immediately preceding calendar quarter and not upon the entire Initial Period. If the amount of the Current Base Salary is not determined for any quarter until one or more payments have been made to Physician in such quarter the remaining payments of Current Base Salary will be adjusted proportionately.

                     (e) The Initial Period means the time beginning with the date of this Agreement and ending on the last day of the calendar quarter which is closest to, but not more than, nine months following the date of this Agreement. For example, if the date of this Agreement is February 20, the Initial Period would end on June 30 and if the date of this Agreement is October 2, the Initial Period would end on March 30. Notwithstanding the foregoing, if at the end of the initial nine month period, the average accounts receivable turnover percentage of the accounts receivable of the Practice Physicians is 110% or more of the average accounts receivable turnover percentage of the Practice Physicians during the last full twelve months immediately preceding the date first written above, then the Initial Period shall be extended by an additional three months.

                     (f) The Advance during the time when it is applicable or 90% of the Current Base Salary, as it is determined or adjusted from time to time, shall be paid in equal installments pursuant to P.C.'s customary payroll payment procedure then in effect, but not less frequently than monthly.

                     (g) As additional compensation hereunder, P.C. shall pay Physician 25% of cash receipts received by P.C. as payment for facility charges in connection with pain management services provided by the Practice Physicians from the Locations. The parties shall reasonably and mutually agree as to the amount of facility charges received by P.C. from time to time.

                  4. Additional Compensation.

                     (a) In addition to the compensation provided in Section 3 above, P.C. shall pay Physician with respect to each year during the term of this Agreement:

                         (i) 7.5% of the Profit Before Taxes of MRI Services
rendered at a New MRI Facility that are less than or equal to a 40% Pre-Tax Profit Margin for such New MRI Facility and 25% of the Profit Before Taxes of MRI Services rendered at a New MRI Facility that are above a 40% Pre-Tax Profit Margin for such New MRI Facility if Physician is employed by P.C. on the last day of such year. "New MRI Facility" means a facility (A) opened after the date hereof, (B) that does not replace an MRI Location, (C) that is not at a Location, (D) that is owned by P.C., and (E) with which Physician was materially involved in establishing and developing the operation and overseeing its management and administration in the year to which the payment relates by providing the services set forth on Schedule 4(a)(i). Profit Before Taxes of MRI Services rendered at a New MRI Facility means cash receipts received by P.C. resulting from payments for MRIs administered after the date hereof at a New MRI Facility ("MRI Revenue") minus (I) occupancy expenses (including, but not limited to, amounts for utilities, facility rent, common area maintenance charges, property tax and insurance), (II) staff expenses (including, but not limited to, salary, bonus, payroll taxes, perquisites and professional liability insurance premiums relating to physicians and all other staff), (III) supplies, (IV) advertising and promotional expenses, (V) equipment expenses (including, but not limited to, lease costs, depreciation, amortization, repairs, maintenance and interest), (VI) other direct expenses and
(VII) allocated overhead expenses (including, but not limited to, billing and collection, human resources and accounting) equal to 8% of MRI Revenue. Pre-Tax Profit Margin for a New MRI Facility means Profit Before Taxes of MRI Services rendered at a New MRI Facility for such New MRI Facility divided by MRI Revenue for such New MRI Facility;

                         (ii) 7.5% of the Profit Before Taxes of any New Pain
Management Facility (as hereinafter defined) for each of the first five years of operations during the term of this Agreement plus 25% of any portion of the Profit Before Taxes of any New Pain Management Facility that are above a 40% Pre-Tax Profit Margin during any such year if Physician is employed by P.C. on the last day of such year. New Pain Management Facility means any pain management program developed after the date hereof in an office of P.C. or an affiliate of P.C. with which Physician was materially involved in establishing and developing the operations by providing the services described on Schedule 4(a)(ii). Profit Before Taxes of a New Pain Management Facility means cash receipts received by P.C. resulting from payments for pain management services after the date hereof rendered at a New Pain Management Facility ("NPM Cash Receipts") minus (A) occupancy expenses (including, but not limited to, amounts for utilities, facility rent, common area maintenance charges, property tax and insurance), (B) staff expenses (including, but not limited to, salary, bonus, payroll taxes, perquisites and professional liability insurance premiums relating to physicians and all other staff), (C) supplies, (D) advertising and promotional expenses,
(E) equipment expenses (including, but not limited to, lease costs, depreciation, amortization, repairs, maintenance and interest), (F) other direct expenses, and (G) allocated overhead expenses (including, but not limited to, billing and collection, human resources and accounting) equal to 8% of NPM Cash Receipts. Pre-Tax Profit Margin of any New Pain Management Facility means Profit Before Taxes of such New Pain Management Facility divided by NPM Cash Receipts of such New Pain Management Facility; and

                         (iii) 4% of the Profit Before Taxes of any Trainee Pain
Management Facility (as hereinafter defined) for each of the first three years of operations during the term of this Agreement. Trainee Pain Management Facility means any pain management program developed after the date hereof in an office of P.C. or an affiliate of P.C. with which Physician was not materially involved in establishing and developing the operations, but a physician who was trained by Physician at the request of P.C. was materially involved in establishing and developing the operations. Profit Before Taxes of any Trainee Pain Management Facility means cash receipts received by P.C. resulting from payments for pain management services after the date hereof rendered at a Trainee Pain Management Facility ("TPM Cash Receipts") minus (A) occupancy expenses (including, but not limited to, amounts for utilities, facility rent, common area maintenance charges, property tax and insurance), (B) staff expenses (including, but not limited to, salary, bonus, payroll taxes, perquisites and professional liability insurance premiums relating to physicians and all other staff), (C) supplies, (D) advertising and promotional expenses, (E) equipment expenses (including, but not limited to, lease costs, depreciation, amortization, repairs, maintenance and interest), (F) other direct expenses, and
(G) allocated overhead expenses (including, but not limited to, billing and collection, human resources and accounting) equal to 8% of TPM Cash Receipts. The payments provided for in this paragraph shall continue after the date of the termination of this Agreement if P.C. terminates this Agreement prior to the end of the original term.

                         (iv) P.C. shall estimate the amount due Physician
pursuant to subparagraphs 4(a)(i), (ii) and (iii) within forty-five (45) days after the end of each of the first three three month periods of each year during the term of this Agreement based on the portion of the year then ended and shall pay Physician as an advance 85% of the estimated amount due to him less amounts previously paid to Physician pursuant to this sentence with respect to such year. Within seventy-five (75) days after the end of each year during the term of this Agreement, P.C. shall calculate the actual amounts due to Physician pursuant to such subparagraphs and either (A) P.C. shall pay Physician the amount by which the actual amount due to Physician pursuant to subparagraph 4(a)(i), (ii) and (iii) with respect to such year exceeds the amount paid to him as an advance pursuant to the first sentence of this subparagraph, or (B) Physician shall pay P.C. the amount by which the amount paid to Physician as an advance pursuant to the first sentence of this subparagraph exceeds the actual amount due to Physician pursuant to subparagraph 4(a)(i), (ii) and (iii).

                     (b) Within thirty (30) days after each New Pain Management Facility first bills for its services, P.C. shall cause U.S. Physicians, Inc. to deliver to Physician an option to purchase 5,000 shares of common stock of USP. The exercise price per share shall equal the closing price of USP's common stock on the day the New Pain Management Facility first bills for its services. The options shall vest in three equal annual installments, with the first installment vesting on the first anniversary of the day the New Pain Management Facility first bills and the second and third installments shall vest on the second and third anniversary of such date; provided, however, if this Agreement terminates for any reason other than termination by P.C., any portion of the options which have not vested shall be forfeited and if P.C. terminates this Agreement without cause, the options shall become immediately vested on the last day of Physician's employment. The options shall be subject to USP's standard option grant letter.

                  5. Vacation. Physician shall be entitled to six (6) weeks vacation per year plus two (2) weeks per year for continuing medical education.

                  6. Hospital. Physician shall, at all times, cause at least one of the Practice Physicians to be a member of the Medical Staff, with admitting privileges, of St. Francis Medical Center.

                  7. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of New Jersey, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  8. Incorporation of Rider. The Rider is incorporated by reference into and made a part of this Agreement.

                  9. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  10. Entire Agreement. This Agreement, including the Rider, Schedules and Exhibits (which are incorporated in this Agreement by reference), contains the entire understanding among the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing, signed by all signatories hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                                     U.S. MEDICAL SERVICES OF
                                                          NEW JERSEY, P.C.

                                                  By:___________________________
                                                     Vice President

                                                  ________________________, M.D.
                                                  Alan E. Ottenstein

                                   EXHIBIT "A"

         Net Revenue of the Practice means the sum of (a) cash receipts received by P.C. resulting from payments by or on behalf of patients who received services, including pain management services, other than MRI services, on or after the date hereof, rendered by Alan E. Ottenstein, M.D., Russell Abrams, M.D., Jay Klazmer, D.O. and any additional physicians who primarily render services from 2997 Princeton Pike, Lawrenceville, New Jersey or 1245 Whitehorse-Mercerville Road, Suite 421, Hamilton, New Jersey (the "Locations") or replacement physicians for such physicians (collectively, the "Practice Physicians") plus (b) cash receipts received by P.C. resulting from payments by or on behalf of patients who received services other than MRI services at the Locations on or after the date hereof rendered by any nurse practitioner, physician assistant or other professional medical personnel who is entitled to reimbursement from third parties for services provided in his/her name, plus (c) cash receipts received by P.C. on account of invoices billed by P.C. for services other than MRI services at the Locations, on or after the date hereof, rendered by personnel other than the Practice Physicians but under the supervision of the Practice Physicians ("Ancillary Services") so long as the services are substantially the same as the Ancillary Services rendered by personnel of the Practice Physicians immediately prior to the date hereof, plus
(d) the dollar amount of capitation payments received by P.C. (without deduction of any administrative fee or other charge, except any amount withheld by P.C. to cover the costs of out-of-area care under a capitation contract, with any unused portion of such withhold to be distributed to the Designated Physicians (as defined below) pursuant to the methods described below) that are attributed to the Practice Physicians, for any period beginning on or after the date hereof, pursuant to the following formula: With respect to each payor who makes capitated payments to P.C. in return for the agreement of P.C. to provide or arrange for the provision of designated covered services to the members of the payor plan, P.C. shall, during the first 12 months of each such agreement, determine those physician employees of P.C. who are providers of the designated covered services in the service area covered by such agreement (the "Designated Physicians"), determine, pursuant to actuarial analysis, the amount of such capitation payments that will be allocated to the Designated Physicians in the aggregate, and allocate such capitated payments to the net revenue of the Designated Physicians, on a Per Member Per Month basis, based upon the number of members of the applicable plan assigned to the Practice from the entire pool of members covered under such plan, which assignment shall be made based upon the zip codes of the members of such plan. For each 12-month period after the first 12 months of each capitated agreement, P.C. shall allocate capitated payments to the Designated Physicians on the basis described herein, or on a basis that adjusts for P.C. experience concerning resource utilization, quality management criteria, plan cost effectiveness and other reasonable criteria.

                          RIDER TO EMPLOYMENT AGREEMENT

         This Rider is attached to an Employment Agreement and forms a part of such Agreement. Any term used in this Rider which is defined in the Employment Agreement shall have the meaning set forth in the Employment Agreement. The term "Agreement" used in this Rider means the Employment Agreement, including this Rider.

         1. Employment. The engagement of Physician as an employee of P.C. is set forth in the Employment Agreement.

         2. Duties and Responsibilities.

            (a) Physician shall discharge the following responsibilities: treatment of patients in accordance with general professional standards; completion of the medical charts and records with the detail then required by P.C. in a legible form and/or any other form of transmission but in any event in a timely manner; performance of clinical and diagnostic testing services; participation in occasional continuing education programs in order to maintain competency; and performance and maintenance of necessary or appropriate administrative duties, including but not limited to preparation of reports, claims, correspondence and records relating to all professional services rendered under this Agreement. Physician shall perform any other duties reasonably requested by P.C., including but not limited to any duties and responsibilities of P.C. set forth in any agreement between P.C. and any insurer, HMO or other third party relating to the provision of medical services of the type practiced by Physician.

            (b) Throughout the term of this Agreement, Physician shall devote Physician's entire working time, energy, skill and best efforts to the performance of Physician's duties hereunder in a manner which will faithfully and diligently further the business and interests of P.C. Physician represents that Schedule "A" attached hereto sets forth certain information concerning the hours, call obligations and related matters of Physician's current practice. P.C. and Physician agree that Physician will generally work and be available to work similar hours for P.C., but Physician understands that circumstances and scheduling problems, as well as professional duties and emergencies will require Physician to work additional hours or different days from time to time if P.C.'s practice so requires.

         3. Term. This Agreement shall be for a term of ten years commencing on the date of this Agreement, unless sooner terminated as hereinafter provided.

         4. Compensation.

            (a) For all the services rendered by Physician to P.C., P.C. shall pay Physician the amounts set forth in the Employment Agreement.

            (b) P.C. will pay all state license fees reasonably necessary or appropriate.

            (c) Throughout the term of this Agreement and as long as they are kept in force by P.C., Physician shall be entitled to participate in and receive the benefits of any health insurance, profit sharing or retirement plans made available to other similarly situated employees of P.C.

            (d) Physician shall be entitled to such number of weeks of vacation during each year of the term of this Agreement as is set forth in the Employment Agreement. Any vacation not used in any year shall be forfeited and shall not be carried over into any other year.

            (e) P.C. shall, in its discretion, either pay the premiums for or provide professional liability insurance for Physician complying with the Pennsylvania Health Care Services Malpractice Act or any successor statute. If on the date hereof, Physician has claims made basis professional liability insurance, Physician shall pay for and purchase (or cause to be purchased) a "tail" insurance policy insuring Physician for malpractice that may be alleged to have occurred during any period Physician had claims made professional liability insurance in an amount acceptable to P.C. If on the date hereof Physician has occurrence basis professional liability insurance or Physician has claims made basis professional liability insurance and has purchased (or caused to be purchased) a "tail" pursuant to the preceding sentence and, in either case, P.C. provides professional liability insurance for Physician on a claims made basis during the term of this Agreement, then, on the earlier of the date P.C. ceases to provide claims made professional liability insurance for Physician or the date of termination of this Agreement, P.C. shall purchase a "tail" insurance policy insuring

Physician for malpractice that may be alleged to have occurred during the term of such claims made insurance policy in an amount in effect immediately prior to the termination of such policy.

            (f) All amounts payable under this Agreement shall be subject to withholding of applicable federal, state and local taxes and all other taxes, if any, required to be withheld.

         5. Expenses. Physician shall be responsible for the payment of all expenses relating to all of the following: (i) travel, meals, lodging and other expenses reasonably incurred to attend professional meetings and educational programs annually, (ii) continuing medical education, (iii) dues and fees for professional association membership, (iv) professional license fees; (v) subscriptions for professional publications, (vi) automobile mileage incurred in connection with Physician's services hereunder in accordance with the regulations of the Internal Revenue Service and (vii) mobile/cellular telephone charges in connection with Physician's services hereunder; and (viii) business entertainment.

         6. Fees.

            (a) P.C. shall arrange for all billing and collection functions for all professional services rendered by Physician. Physician shall take all steps reasonably requested by P.C. to assist in the billing and collection of funds due for such professional services, including the establishment of an "assignment account" for purposes of Medicare, Blue Shield and any other third party billing.

            (b) Except as provided in the succeeding sentence, Physician agrees to turn over to P.C. any and all fees paid or assigned to Physician for all professional services (including, but not limited to, research grants, medical director fees, fees related to clinical and/or pharmaceutical trials and expert witness or other legal/medical fees) which Physician performs during the term of this Agreement, including any third party fee assignments from any insurer, intermediary or other party. Physician may retain any and all book royalties and lecture fees.

         7. Disability.

            (a) If Physician becomes unable to perform Physician's essential duties hereunder, with or without reasonable accommodations, due to partial or total disability or incapacity resulting from a mental or physical illness or any similar cause ("Disabled"), P.C. will continue the payment of Physician's base salary at its then current rate for a period of ninety (90) days following the date Physician is first unable to perform Physician's duties due to being Disabled. Thereafter, P.C. shall have no obligation for base salary or other compensation payments to Physician during the continuance of such disability or incapacity.

            (b) If Physician is Disabled for a cumulative period of 180 days during any twelve month period, P.C. shall have the right, in its discretion, to terminate this Agreement thereafter, in which event P.C. shall have no further obligations or liabilities hereunder after the date of such termination.

         8. Death. If Physician dies, this Agreement shall terminate on the date of death and P.C. shall have no further obligations or liabilities hereunder after the date of such termination.

         9. Intentionally Omitted.

        10. Discharge. P.C. may, in its sole discretion, discharge Physician immediately, without prior notice, upon any of the following:

            (a) Professional Matters:

                  (i) loss, suspension, revocation or non-renewal which has not been reinstated within thirty (30) days of either (A) Physician's license to practice medicine in any state in which Physician is licensed on the date of this Agreement or becomes licensed after such date, or (B) Physician's DEA registration and/or authorization to prescribe controlled substances or narcotics;

                  (ii) exclusion or suspension from participation in the Medicare or Medicaid programs, which exclusion or suspension is not cured within thirty (30) days, or imposition of Civil Monetary Penalty sanction for violation of Medicare or Medicaid laws, rules or regulations (excluding recoupments, recoveries or adjustments which are not Civil Monetary Penalties), which exclusion, suspension or imposition did not result from Physician complying with the rules and regulations of P.C.;

                  (iii) adverse action affecting the scope of Physician's license to practice medicine or Physician's right to treat patients covered by workers' compensation or other state regulated programs;

                  (iv) if Physician becomes ineligible for professional liability insurance, or the cost of such insurance becomes 50% or more expensive for Physician relative to the average physician providing comparable services in a comparable geographic area due to Physician's malpractice claim history and P.C.'s quality assurance committee has recommended that Physician's employment be terminated;

                  (v) breach of Paragraph 6 of the Employment Agreement that is not cured within ninety (90) days;

                  (vi) any allegation that Physician engaged in improper conduct or breach of medical ethics in connection with rendering medical services which, after investigation by P.C., P.C. believes has reasonable merit and P.C.'s Medical Review Committee has concurred with P.C.'s determination to discharge Physician; or

                  (vii) if Physician becomes an Impaired Professional (defined as (a) having an addictive disease which, in P.C.'s reasonable judgment, could impair Physician's ability to perform Physician's duties hereunder and for which Physician is not pursuing appropriate treatment; (b) having diverted a controlled substance; or (c) being incompetent to practice medicine at a level that meets the minimum requirements of licensure).

            (b) General Matters:

                  (i) Physician's conviction for any felony, whether or not related to rendering medical services;

                  (ii) any material violation by Physician of the terms and conditions of this Agreement which has not been cured within ten (10) days after notice from P.C. to Physician; provided, however, that P.C. need not give notice more than twice in any twelve (12) month period and if P.C. does not have to give notice, Physician does not have a cure period; and provided further that P.C.'s Medical Review Committee has concurred that Physician should be discharged;

                  (iii) any material violation by Physician, after due notice from P.C., of the policies of P.C. provided P.C.'s Medical Review Committee has concurred that Physician should be discharged; or

                  (iv) any act of theft, conversion or embezzlement or attempt to do any of the foregoing or any solicitation or acceptance of any kickback or bribe by Physician related to Physician's duties to P.C. which enriches or is intended to enrich Physician or Physician's designee whether or not such enrichment results in monetary loss to P.C.

         Physician shall give P.C. written notice of any of the events listed in
(a)(i) through (vii) or (b)(i) above within three (3) business days after the occurrence of such event. Upon the termination of this Agreement pursuant to this section, P.C. shall have no further obligations or liabilities hereunder.

        11. Liquidated Damages.

            (a) Physician acknowledges and agrees that:

                  (i) P.C. and its affiliates have made a substantial investment to establish the office in which Physician will practice; and

                  (ii) P.C. and its affiliates will incur substantial loss and damages if Physician fails to fulfill Physician's obligations to remain employed by P.C. pursuant to the terms of this Agreement, including, but not limited to, a loss of much or most of the investment to establish the office in which Physician will practice, an adverse effect on the strategic location (both geographic and in the nature of the practice) of P.C.'s network of physicians, a loss of referral sources, professional credibility and continuity to P.C., and an adverse impact on the ability of P.C. to establish and/or carry out contracts for the delivery of medical services.

            (b) Due to the difficulty of measuring the loss and damages to P.C. and its affiliates referred to in subparagraph 11(a) above, Physician agrees that in the event Physician voluntarily terminates this Agreement or if P.C. terminates this Agreement for cause (pursuant to Paragraph 10 of this Rider) (a "Termination Event"), Physician shall pay P.C. as liquidated damages an amount equal to: two times the Agreed Amount (as defined below) if the Termination Event occurs on or prior to the second anniversary of the date of this Agreement; one and one-half times the Agreed Amount if the Termination Event occurs after the second anniversary, but on or prior to the third anniversary of the date of this Agreement; the Agreed Amount if the Termination Event occurs after the third anniversary, but on or prior to the fifth anniversary of the date of this Agreement; or, one-half of the Agreed Amount if the Termination Event occurs after the fifth anniversary, but prior to the tenth anniversary of the date of this Agreement. As used herein, the Agreed Amount means a dollar amount equal to the sum of Physician's salary, bonus, additional compensation and pension contributions hereunder during the 12 month period immediately preceding the Termination Event plus $750,000. If Physician has been employed hereunder for a period of less than one year as of the Termination Event, then the Agreed Amount shall be determined by annualizing the dollar amount of Physician's salary, bonus and pension contributions hereunder during the period of employment.

            (c) P.C. and Physician agree that the foregoing payments constitute a reasonable forecast of the amount necessary to compensate P.C. and its affiliates for the harm they will suffer by reason of Physician's failure to remain employed by P.C. for the full term of this Agreement.

            (d) Physician shall make payment to P.C. of the amount due pursuant to this paragraph within five (5) days of the Termination Event first by U.S. Physicians, Inc. offsetting an amount equal to the next payment due to Physician pursuant to the Notes dated the date hereof by U.S. Physicians, Inc. and any remaining amount shall be paid in cash. If the payment is not made when due, P.C. or any affiliate of P.C., in its sole discretion, may, in addition to its other remedies available at law and/or equity, offset such amount against any amount payable by P.C. or such affiliate to Physician or an affiliate of Physician. Any amounts not paid when due shall bear interest at the per annum rate equal to the lesser of (y) 1.5% in excess of the prime rate of interest announced from time to time by P.C.'s primary bank or (z) the highest rate permitted by applicable law.

            (e) The obligation to pay liquidated damages pursuant to this Paragraph 11 is independent of, and in no way removes, modifies or affects, the restrictions contained in Paragraph 13.

            (f) The provisions of this Paragraph 11 shall not be applicable in the event Physician's employment terminates due to death or disability.

        12. P.C. Property. All patient information, charts, records, personnel and other policies manuals, data processing reports, service area analyses, invoices, price lists or information, treatment protocols, outcome studies, computer software, information reporting forms or systems, or any other materials or data of any kind furnished to Physician by P.C., an affiliate of P.C. or any management company that provides, directly or indirectly, substantial management services to P.C. ("Manager") or developed by Physician on behalf of P.C. or at P.C.'s direction or for P.C.'s use or otherwise in connection with Physician's employment hereunder, are and shall remain the sole and confidential property of P.C. or such affiliate or Manager as the case may be. If P.C., an affiliate of P.C. or a Manager requests the return of such materials at any time during or at or after the termination of Physician's employment, Physician shall immediately deliver the same to P.C., such affiliate or Manager, as the case may be.

        13. Noncompetition, Trade Secrets, Etc.

            (a) Physician shall not, directly or indirectly, during the term of this Agreement and for a period of two years after its termination for any reason whatsoever (the "Time Restriction"):

                  (i) induce any existing or former patient of P.C. to terminate his or her relationship with P.C.; provided, however, that Physician shall not be prohibited from treating an individual who has independently determined to terminate his or her relationship with P.C. except in the circumstances otherwise prohibited under this Paragraph 13;

                  (ii) induce or attempt to influence any employee, independent contractor or consultant of P.C. to terminate his or her relationship with P.C.;

                  (iii) induce or attempt to influence any hospital, healthcare facility, professional or other person or entity that has a referring relationship with P.C., or any HMO or other health care insurer that has an arrangement for the provision of health care services with P.C., an affiliate of P.C. or a Manager, to terminate or not to renew such relationship; or

                  (iv) render professional services at, on behalf of or have any interest in, directly or indirectly (as proprietor, partner, stockholder, principal, agent, broker, employee, consultant, or lender), any business or facility where neurology, magnetic resonance imaging and/or pain management services are rendered (including a private physician's office) within the Restricted Area. The Restricted Area shall mean the area within a twelve (12) mile radius of the Locations and any additional site at which Physician, at any time during the term of this Agreement, rendered substantial medical services. Nothing in the foregoing subparagraph 13(a)(iv) shall be deemed, however, to prevent Physician from owning securities of any Manager.

         All of the restrictive covenants contained in this subparagraph 13(a) will be terminated except for subparagraph 13(a)(iii) if the following conditions have been, and in the case of clause (z), below, continue to be, satisfied:

     (y) Physician has not terminated Physician's employment with P.C. prior to the end of the term of this Agreement or been discharged by P.C. for cause (pursuant to Paragraph 10 of this Rider); and

     (z) during the Time Restriction Physician does not engage in the practice of neurology, magnetic resonance imaging and/or pain management in the Restricted Area unless (I) the resulting practice is independent and not owned, part of or managed, directly or indirectly, by a physician practice management entity, an HMO or other third party insurer, a hospital or hospital system, physician/hospital organization, any other integrated medical delivery system or any comparable or similar entity; and (II) the resulting practice does not employ, engage as an independent contractor or have as a shareholder, partner or member more than one physician with whom Physician was not engaged in the practice of medicine in the same entity on the day immediately prior to the date of this Agreement.

            (b) During the term of this Agreement and at all times thereafter, Physician shall not use for Physician's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than P.C., any information regarding the business methods, business policies, information reporting forms or systems, management information systems, computer software programs, procedures, techniques, research or development projects or results, outcome studies, trade secrets, fee schedules or practices or other knowledge or processes of, or developed by or on behalf of, P.C., an affiliate of P.C. or a Manager, or any names and addresses of patients, customers or clients or any data on or relating to past, present or prospective patients, customers or clients or any other confidential information, including, without limitation, information relating to agreements with health care insurers, HMOs and third party payors, relating to or dealing with the business operations or activities of P.C., an affiliate of P.C. or a Manager made known to Physician or learned or acquired by Physician while in the employ of P.C.

            (c) Any and all writings, inventions, clinical research activities, improvements, processes, computer software programs, procedures and/or techniques which Physician may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of P.C. or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by P.C., including developments or expansions of its present fields of operations, shall be the sole and exclusive property of P.C. Physician shall make full disclosure to P.C. of all such writings, inventions, clinical research activities, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in P.C. Physician shall not submit any article, study or other writing to any person for publication or otherwise or conduct any clinical research activities without the prior written consent of the President or Executive Vice President of P.C. Physician shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist P.C. so that P.C. can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that P.C. shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Physician shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques and any amounts received by Physician from third parties shall be remitted to P.C. promptly. Notwithstanding the foregoing, in the event Physician develops any new techniques, he shall have a royalty-free, non-exclusive non-transferable license to use such technique after the termination of this Agreement.

                  (d) Physician acknowledges that each affiliate of P.C. and each Manager is a third party beneficiary of the provisions of the foregoing subparagraphs (a), (b) and (c) and that the restrictions contained in such subparagraphs, in view of the medical and business practices of P.C., its affiliates and Manager are reasonable and necessary in order to protect the legitimate interests of P.C., its affiliates and Manager, and that any violation thereof would result in irreparable injuries to P.C., its affiliates and Manager. Physician therefore acknowledges and agrees that in the event of Physician's violation of any of these restrictions, P.C. and/or each affiliate of P.C. and each Manager shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which P.C., its affiliates and Manager may be entitled.

            (e) If the period of time or the area specified in subparagraph (a) should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

            (f) In the event of any breach or violation of the restriction contained in subparagraph (a) above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

        14. Prior Agreements. Physician represents to P.C. that (a) there are no restrictions, agreements or understandings whatsoever to which Physician is a party which would prevent or make unlawful Physician's execution of this Agreement or Physician's employment hereunder, (b) Physician's execution of this Agreement and Physician's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Physician is a party or by which Physician is bound and (c) Physician is free and able to execute this Agreement and to enter into employment by P.C.

        15. Representations and Warranties of P.C. As material inducement to Physician to enter into this Agreement, P.C. makes the following representations and warranties to Physician:

            (a) Corporate Status and Authority. P.C. is a professional corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The execution, delivery and performance of this Agreement by P.C. have been duly authorized by all necessary corporate action on the part of P.C. and this Agreement constitutes the valid and binding obligations of P.C. enforceable against it in accordance with its terms.

            (b) Agreement Not In Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transaction provided for herein and the fulfillment of the terms hereof by P.C. will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligations of P.C. under, any agreement, indenture or other instrument to which P.C. is bound, P.C.'s Articles of Incorporation or By-Laws, any judgment, decree or order or award of any court, governmental body or arbitrator, or any applicable law, rule or regulation.

        16. Change of Law. P.C. reserves the right to amend the terms of this Agreement, including, without limitation, the Exhibits hereto, as appropriate in the case of any change in law, including, without limitation, the promulgation of new regulations under, or interpretation by a court or governmental agency, authority or body of, existing law, that, in the reasonable judgment of P.C., necessitates such amendment; provided, however, any such change will not have a significant adverse economic effect on Physician. If Physician believes any such change has a significant adverse economic effect on him, within fifteen (15) days after learning of the proposed amendment he shall give P.C. written notice stating with particularity the reasons for his belief and his proposed alternative. Physician and

P.C. shall use their good faith efforts to reach agreement on an amendment within thirty (30) days after P.C. receives Physician's notice. If P.C. and Physician do not reach agreement within such thirty (30) day period, the dispute as to whether the amendment results in a significant adverse effect on Physician and if so, an appropriate amendment shall be settled exclusively by binding arbitration, which shall be conducted by a single arbitrator in Philadelphia, Pennsylvania in accordance with the National Health Lawyer's Association Alternative Dispute Resolution Services Rules of Practice for Arbitration, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

        17. Miscellaneous.

            (a) Indulgences. Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege (singularly or collectively, a "Right") under this Agreement shall operate as a waiver of a Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

            (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed to Physician at 2997 Princeton Pike, Lawrenceville, New Jersey, 08648, with a copy to Martin L. Monaco, Jr., Esquire, Fox, Rothschild, O'Brien & Frankel, 997 Lennox Drive, Building 3, Lawrenceville, NJ 08648-3261 and to P.C. at 220 Commerce Road, Ft. Washington, PA 19034. In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

            (c) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of P.C. and its successors and assigns and shall be binding upon Physician, and Physician's heirs and legal representatives. Each affiliate of P.C. and each Manager shall be a third party beneficiary of the provisions of Paragraphs 11, 12 and 13.

            (d) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

            (e) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

            (f) Gender, Etc. Words used, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

            (g) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period (other than the termination of the term of this Agreement) falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

            (h) Other Matters. The parties hereto acknowledge that P.C. retains control over the employment decisions relating to all personnel, but P.C. agrees that it shall not reassign or demote Jean Woolman or Toni McKeown to one of its offices which is not located at 2997 Princeton Pike, Lawrenceville, New Jersey or 1245 Whitehorse-Mercerville Road, Suite 421, Hamilton, New Jersey without Physician's prior consent. P.C. further agrees that it shall, within three (3) months after the date first written above, offer to Ms. Woolman and Ms. McKeown employment agreements providing for a salary of no less than $123,000 per year in the case of Ms. Woolman and $48,000 per year in the case of Ms. McKeown, and providing for such benefits as are provided by P.C. to comparable employees.

                                   EXHIBIT "C"


FORM OF OPINION OF COUNSEL TO SELLING P.C.


                  A. Selling P.C. is a corporation duly organized, validly existing and in good standing under the laws of the State of _________, has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its properties, to execute and deliver the Asset Purchase Agreement and to consummate the transactions contemplated thereby.

                  B. The execution, delivery and performance of the Asset Purchase Agreement by Selling P.C. and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Selling P.C. and do not conflict with or result in a breach or constitute a default under Selling P.C.'s corporate charter or by-laws or, to the best of the undersigned's knowledge, any indenture, mortgage, deed of trust or other agreement or instrument to which Selling P.C. or any Physician is a party or by which Selling P.C. or any Physician is bound.

                  C. The Asset Purchase Agreement has been duly executed and delivered by Selling P.C. and each Physician and is a valid and legally binding obligation of Selling P.C. and each Physician, enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency or other laws or equitable principles affecting creditors' rights generally.

                  D. No consent, approval, order, waiver or authorization of, or registration, filing or qualification with, any court or governmental agency or body is required for the execution, delivery and performance by Selling P.C. or any Physician of the Asset Purchase Agreement and/or the consummation of the transactions contemplated thereby.

                  E. Each Employment Agreement has been duly executed and delivered by the Physician who is a signatory thereof and constitutes a valid and legally binding obligation of each such

Physician enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency or other laws or equitable principles affecting creditors' rights generally. The execution, delivery and performance of the Employment Agreement by each signatory thereof, to the best of the undersigned's knowledge, do not conflict with any agreement or instrument to which the Physician which is a signatory thereof is a party or by which such Physician is bound.

                  F. To our knowledge, there are no pending or threatened suits, actions, arbitrations, administrative or other proceedings, governmental investigations, judgments, decrees, awards or orders outstanding against or with respect to the Selling P.C. or any Physician or any of their properties or assets which affects or questions the validity of the Asset Purchase Agreement or any Employment Agreement or the performance of their respective obligations thereunder or any other action to be taken pursuant thereto.

                                   EXHIBIT "D"

                                 PROMISSORY NOTE


$441,605                                                     ____________, 1998


                  FOR VALUE RECEIVED, U.S. Physicians, Inc., a Pennsylvania corporation (the "Company") hereby promises to pay to Alan E. Ottenstein (the "Payee") the principal amount of Four Hundred Forty-One Thousand Six Hundred Five Dollars ($441,605) plus interest at the rate of six percent (6%) per annum in five equal annual installments of Sixty Thousand Dollars ($60,000) commencing on the first anniversary date and terminating on the fifth anniversary date of this Note. The entire amount of the unpaid principal plus accrued interest shall be due and payable on the fifth anniversary date.

                  The principal and interest shall be paid at _________ or such other address as the Payee shall specify in writing.

                  The Company may at any time and from time to time prepay all or any portion of the principal sum of this Note without penalty or premium.

                  This Note is given pursuant to the terms of an Asset Purchase Agreement dated ________ __, 1998. The Company may set off its obligation hereunder against any debt or liability of the Payee or any affiliate of the Payee to the Company or any affiliate of the Company. This Note is not transferable except with the prior written consent of the Company, which consent may be withheld in the Company's absolute discretion.

                  The Company hereby waives presentment, demand, protest, notice of protest and all other demands or notices of any sort in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note, except as specifically provided herein.

                  The happening of any of the following shall constitute an event of default:

                  (a) the Company fails to pay any installment of principal or interest within a period of ten (10) days after such installment is due, the holder of this Note notifies the Company of the default by written notice sent to 220 Commerce Drive, Fort Washington, Pennsylvania, 19034 (or such other address as the Company shall specify in writing) by registered mail, return receipt requested, and the Company does not cure the default by making the required payment within ten (10) days after receiving such notice;

                  (b) the Company admits in writing its inability to pay its debts as they become due;

                  (c) the commencement of any proceeding in bankruptcy wherein the Company is designated as the debtor under the Federal Bankruptcy Code, as amended from time to time, or any successor statute, or under any other act or law, whether state or federal for the relief of debtors, now or hereafter existing and the proceeding is not discharged within 120 days after its commencement.

                  This Note is made and delivered in and shall be governed by the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the undersigned has caused this Note to be executed the day and year first above written.

                                            U.S. PHYSICIANS, INC.



                                            By:
                                               --------------------------------
                                                         Vice President